EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                  CONTACTS:
                  Valero Energy Corporation          UDS
                  Mary Rose Brown (Media)            Tara Ford (Media)
                  (210) 370-2314                     (210) 592-4163
                  Lee Bailey (Investor Relations)    Scott Spendlove (Inv. Rel.)
                  (210) 370-2139                     (210) 592-4019

         VALERO ENERGY CORP. TO ACQUIRE ULTRAMAR DIAMOND SHAMROCK CORP.

      $6 Billion Transaction To Create Second-Largest U.S. Refining Company

SAN ANTONIO, May 7, 2001 - Valero Energy Corp. (NYSE: VLO) and Ultramar Diamond Shamrock Corp. (NYSE: UDS) jointly announce that the companies have reached an agreement for Valero to acquire UDS, which will make Valero the second-largest United States refiner of petroleum products. The new organization will have 23,000 employees in the United States and Canada, 13 refineries and a total throughput capacity of just under 2 million barrels per day (BPD). Valero will also be one of the nation's largest retailers with more than 5,000 retail outlets in the U.S. and Canada.

With this acquisition, Valero will have annual revenues of $32 billion and total assets of more than $10 billion. In terms of refining capacity, Valero will now be second only to ExxonMobil.

The transaction is expected to be highly accretive to earnings, cash flow and returns based on current First Call consensus estimates.

"We're combining the two best independent refining and marketing companies to make the premier refiner and marketer in the U.S.," said Bill Greehey, Valero's chairman of the board and CEO. "Obviously this will bring tremendous benefits to both of our organizations and to our shareholders. In fact, in refining and marketing, we will be the only major independent of a size and scope equal to the majors.

"Combining Valero's complex refining system and the extensive UDS refining, logistics and retail network gives us a superior asset portfolio that will allow us to effectively compete in this rapidly consolidating business. We will realize tremendous synergies and strategic benefits while enhancing earnings stability. And, we are fortunate to bring aboard such a high-quality management team and workforce that is among the best in the industry."

The total value of the transaction is approximately $6 billion, which includes approximately $4 billion in equity and $2 billion in assumed debt. The total consideration to be paid to UDS stockholders in the transaction equates to a fixed exchange ratio of 1.228 shares of Valero common stock for approximately half of the outstanding shares of UDS common stock, and $55 dollars in cash per share for the remaining shares of UDS common stock. The cash consideration and the stock consideration per UDS share each represent an approximate 30% premium to UDS shareholders based on the 10-day average per share prices ending April 26th. UDS shareholders will be able to elect to receive either cash or Valero common stock for each share of UDS common stock they own, subject to pro-ration, with the consideration, whether paid in cash or stock, having a value equal to the average of $55.00 and the value of 1.228 shares of Valero common stock over a measurement period prior to closing.

"This really is a winning combination for our stockholders," said Jean Gaulin, chairman of the board and CEO of UDS. "UDS shareholders will receive a substantial premium, which reflects a more appropriate valuation for the stock and captures value that the market has otherwise been slow to recognize. They will also lock in a solid return with the cash portion. Valero shareholders will benefit from a transaction that is immediately and significantly accretive to earnings and cash flow per share. Since UDS shareholders will own 40 percent of the company, both sets of shareholders will benefit from the increased profitability of the company going forward. And because larger companies have more liquidity and visibility, we are optimistic that the market will assign a higher multiple valuation to the new company."

Refining and Logistics Assets

With the addition of the UDS refining assets, Valero will have the most geographic diversity among U.S. refiners. The seven UDS refineries, which have a combined capacity of 850,000 BPD, will expand Valero's presence in Texas and California, while giving it new locations in Colorado, Oklahoma and Quebec, Canada. Like Valero, the UDS refineries are also generally high-conversion facilities which produce premium, cleaner-burning fuels including reformulated gasoline, California's cleaner-burning CARB gasoline and CARB diesel, all of which sell at a premium to conventional gasoline. Valero will also acquire Ultramar Diamond Shamrock's extensive, 4,600-mile proprietary pipeline network, including the Shamrock Logistics MLP and associated assets, that reduce the refineries' feedstock supply costs and distribute products at a higher netback.

"We will benefit from enhanced financial performance through realization of numerous potential synergies among the facilities, including multi-refinery purchasing and inventory optimization," said Greehey. "We estimate that these synergies will have a benefit in excess of $200 million annually."

Greater Exposure to Positive Fundamentals

The transaction also comes amid the very strong refining industry fundamentals that have helped both companies achieve record earnings recently.

"The current industry fundamentals and the long-term outlook for our business have never been better," said Greehey. "Refined product inventories continue to trend at historically low levels. At the same time, gasoline and distillate demand remain strong. With limited excess refining capacity in the U.S., there is very little room for inventories to build substantially in the near future. This should continue to keep the supply/demand balance tight and support healthy refining margins going forward.

"We continue to see gasoline demand better than last year's levels and expect to see a good driving season," he added. "And now more than ever, Valero is poised to seize the greatest benefits from these fundamentals because we will continue to have the most leverage to improved refining margins."

Marketing Assets

Branded Ultramar, Diamond Shamrock, Beacon and Total, UDS has more than 2,500 company-owned sites throughout the West, Southwest and Mid-continent of the United States and in Eastern Canada, which are among the fastest growing markets in the country. The company also supplies approximately 2,500 dealer, truck stop and cardlock sites primarily in the Southwest and Mid-continent regions of the United States and in Eastern Canada.

The company-owned stores have extensive brand support programs such as proprietary consumer and fleet credit cards, radio and television brand support, and strong in-store marketing programs, to which Valero will be able to add its 350-store retail network in California.

In addition, UDS operates one of the largest home heating oil businesses in North America that sells heating oil to approximately 250,000 households.

"We're excited to substantially grow our retail presence because retail margins are counter-cyclical to refining margins, so in the event we experience lower refining margins, retail margins will help stabilize our earnings," said
Greehey. "We are fortunate because UDS has created one of the best retail networks in the country with excellent leadership and strategic vision. And with the size and quality of their retail network, we will benefit from the earnings stability that can be achieved by having retail exposure without diluting the leverage we have to refining margins. So we will truly have the best of both worlds."

Timing, Transition and Future

Greehey will remain chairman and CEO of Valero and the company's board of directors will grow to 13 members with the addition of four UDS directors. Gaulin will continue to run UDS until the closing and will work with Greehey on the organization of the new Valero. He will then retire and step down from the board of directors.

The boards of directors of both companies have approved the transaction, which is subject to the approval of both companies' shareholders and regulatory approvals. The acquisition is expected to close by the end of the year and Greehey noted that a smooth transition is anticipated. Morgan Stanley & Co. Incorporated is serving as Valero's financial advisor and provided a Fairness Opinion letter related to the transaction, and Credit Suisse First Boston is also providing a Fairness Opinion letter to Valero. Banc of America Securities, LLC is advising UDS.

"Valero has demonstrated that we deliver on the transactions we announce and that we integrate those acquisitions smoothly and effectively," Greehey said. "The fact that UDS is in San Antonio will contribute to making this transition even easier. The combined company will benefit from having the best of both management teams and the assets to build upon for the future.

"And, we're not done! With the financial capacity we'll have, we fully intend to expand our business, grow the company and continue to deliver value to our shareholders."

Valero Energy Corporation

Valero is a Fortune 500 company based in San Antonio, with approximately 3,100 employees and 2000 revenues of nearly $15 billion. The company currently owns and operates six refineries in Texas, Louisiana, New Jersey and California with a combined throughput capacity of more than 1 million BPD. Valero is recognized throughout the industry as a leader in the production of premium, environmentally clean products such as reformulated gasoline, CARB Phase II gasoline, low-sulfur diesel and oxygenates. The company markets its products in 34 states through an extensive bulk and rack marketing network, in California through approximately 350 retail locations, and in selected export markets in Latin America.

Ultramar Diamond Shamrock Corporation

Ultramar Diamond Shamrock Corp. (NYSE:UDS), has approximately $17 billion in annual revenues and more than 20,000 employees. The company operates seven refineries in the United States and Canada with a total throughput capacity of 850,000 barrels per day and has nearly 5,000 branded retail gasoline/convenience merchandise stores, the majority of which are branded Diamond Shamrock, Ultramar, Beacon or Total. The corporation also has growing petrochemicals and home heating oil businesses.
                                      -30-
WEBCAST - An analyst meeting is scheduled for 10 a.m. EDT Monday, May 7, at the St. Regis Hotel in New York City. To listen, go to www.valero.com or www.udscorp.com, enter the Investor Relations page and click on the "Live Webcast" link. A replay of this broadcast will be available on both websites following the presentation.

SATELLITE FEED - A satellite feed will be available on Monday, May 7 at 12-12:15 p.m. (EDT) and 5-5:15 p.m. (EDT) on Galaxy 4R/C20 and K16. The video includes sound bites from the CEO's of both companies, as well as b-roll of Valero's refineries and Ultramar Diamond Shamrock's retail stores. For satellite assistance, call (210) 377-8666.

Statements contained in this press release that state the Company's or management's expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements.

Investors and security holders are urged to read the joint proxy statement/prospectus that will be sent to Valero and UDS stockholders regarding the proposed merger, when it becomes available, because it will contain important information. The joint proxy statement/prospectus will be filed with the Securities and Exchange Commission by Valero and UDS. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus, when it is available, and other documents filed by Valero and UDS with the Commission at the Commission's web site at www.sec.gov. The joint proxy statement/prospectus and these other documents may also be obtained, when available, free of charge from Valero and UDS. Stockholders should read the definitive joint proxy statement/prospectus carefully before making a decision concerning the merger.

Valero and UDS, and their respective directors, executive officers and certain other of their respective employees, may be soliciting proxies from their respective stockholders in favor of the approval of the merger. Information regarding the persons who may, under SEC rules, be deemed to be participants in the solicitation of Valero and UDS stockholders in connection with the merger is set forth, in the case of Valero, in Valero's proxy statement for its 2001 annual meeting, filed with the SEC on March 28, 2001, and in the case of UDS, in UDS's proxy statement for its 2001 annual meeting, filed with the SEC on March 27, 2001, and additional information will be set forth in the definitive proxy statement/prospectus referred to above when it is filed with the SEC.